Exhibit 23.5

Wachovia Capital Markets, LLC
301 South College Street
Charlotte, NC 28288-8905

June 20, 2005

Board of Directors
Transpro, Inc.
100 Gando Drive
New Haven, CT 06513

Re:    Amendment No. 1 to Registration Statement on Form S-4 of Transpro, Inc.

Lady and Gentlemen:

We hereby consent to the use in the Amendment No. 1 to Registration Statement of Transpro, Inc. on Form S-4 and in the proxy statement/prospectus-information statement, which is part of the registration statement, of our opinion dated January 13, 2005 appearing as Annex C to such proxy statement/prospectus-information statement, and to the description of such opinion and to the references to our name contained therein under the headings "Summary—The Merger—Wachovia's Fairness Opinion", "Risk Factors", "The Transactions —Background of the Merger", "The Transactions—Reasons for the Merger; Recommendation of Transpro Board" and "The Transactions—Wachovia's Fairness Opinion". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

WACHOVIA CAPITAL MARKETS, LLC

/s/    Wachovia Capital Markets, LLC